Exhibit 10.3

EXECUTION VERSION

SUBSCRIPTION AGREEMENT
BY AND BETWEEN
PFIZER INC.
AND
BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
Dated November 9, 2021

TABLE OF CONTENTS
Page

1. Definitions	1
1.1 Defined Terms	1
1.2 Interpretation	5
2. Purchase and Sale of Common Shares	6
2.1 Closing	6
3. Closing Date; Deliverables	6
3.1 Closing Date	6
3.2 Deliverables	7
4. Representations and Warranties of the Company	7
4.1 Organization, Good Standing and Qualification	7
4.2 Authorization	8
4.3 Capitalization and Voting Rights	8
4.4 Subsidiaries	9
4.5 No Defaults	9
4.6 No Conflicts	9
4.7 No Governmental Authority or Third Party Consents	9
4.8 Valid Issuance of Shares	10
4.9 Company SEC Documents; Financial Statements; New York Stock Exchange	10
4.10 Absence of Certain Changes	11
4.11 Offering	11
4.12 Investment Company	12
4.13 No Integration	12
4.14 No General Solicitation	12
4.15 Litigation	12
4.16 Tax Matters	12
4.17 Intellectual Property	12
4.18 Tests and Preclinical and Clinical Trials	13
4.19 Environmental Matters	14
4.20 IT Systems	14
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4.21 Privacy Laws	14
4.22 Transactions With Affiliates and Employees	15
4.23 Brokers’ or Finders’ Fees	15
4.24 No Other Representations or Warranties; Non-Reliance	15
5. Representations and Warranties of the Investor	16
5.1 Organization; Good Standing	16
5.2 Authorization	16
5.3 No Conflicts	16
5.4 No Governmental Authority or Third Party Consents	16
5.5 Purchase Entirely for Own Account	16
5.6 Investment Experience and Accredited Investor Status	17
5.7 Acquiring Person	17
5.8 No Inducement or General Solicitation	17
5.9 Restricted Securities	17
5.10 Legends	17
5.11 Financial Assurances	18
5.12 No Advice	18
5.13 Broker’s or Finders’ Fees	18
5.14 Access and Information; Due Diligence	18
5.15 No Other Representations or Warranties; Non-Reliance	18
6. Investor’s Conditions to Closing	19
6.1 Representations and Warranties	19
6.2 Covenants	19
6.3 Listing	19
6.4 No Material Adverse Effect	19
6.5 Company Closing Certificate	19
7. The Company’s Conditions to Closing	19
7.1 Representations and Warranties	19
7.2 Covenants	20
7.3 Investor Closing Certificate	20
8. Mutual Conditions to Closing	20
8.1 Expiration of Waiting Period	20
8.2 No Prohibition	20

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8.3 Other Transaction Agreements	20
9. Termination	20
9.1 Ability to Terminate	20
9.2 Effect of Termination	21
10. Additional Covenants and Agreements	21
10.1 Market Listing	21
10.2 Notification under the HSR Act	22
10.3 Assistance and Cooperation	22
10.4 Legend Removal	23
10.5 Conduct of Business	23
11. Miscellaneous	24
11.1 Governing Law; Submission to Jurisdiction	24
11.2 Waiver	24
11.3 Notices	24
11.4 Entire Agreement	25
11.5 Amendments	25
11.6 Severability	26
11.7 Assignment	26
11.8 Counterparts	26
11.9 Third Party Beneficiaries	26
11.10 No Strict Construction	26
11.11 Survival of Warranties	26
11.12 Remedies	26
11.13 Expenses	27
11.14 Publicity	27
11.15 Limitation of Liability	27

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SUBSCRIPTION AGREEMENT
This Subscription Agreement (including the exhibits and schedules hereto, each as may be amended, restated or otherwise modified from time to time, this “Agreement”) is made as of November 9, 2021 (the “Signing Date”), between Pfizer Inc. (the “Investor”), a Delaware corporation, and Biohaven Pharmaceutical Holding Company Ltd., a company formed under the laws of the territory of the British Virgin Islands (the “Company”). The Investor and the Company are referred to herein as “Parties” and each, individually, as a “Party.”
WHEREAS, concurrently with the execution of this Agreement, Pfizer Ireland Pharmaceuticals, a private unlimited liability company organized under the laws of Ireland (“Pfizer Ireland”), the Company, Biohaven Pharmaceuticals Ireland DAC, an Irish designated activity company and wholly owned subsidiary of the Company (“Biohaven Ireland”), and Bioshin Ltd., a Cayman Islands limited company and subsidiary of the Company (“Bioshin”), are entering into (i) that certain collaboration and license agreement (the “Collaboration Agreement”), which contemplates a development and commercialization collaboration between Pfizer Ireland, on the one hand, and the Company, Biohaven Ireland and Bioshin, on the other hand and (ii) that certain sublicense agreement (the “Sublicense Agreement”), pursuant to which the Company, Biohaven Ireland and Bioshin are granting Pfizer Ireland a license under the BMS Patent Rights and the BMS Know-How pursuant to the BMS Agreement (each as defined therein); and
WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, in connection with the Collaboration Agreement and the Sublicense Agreement, the Company desires to issue and sell to the Investor, and the Investor desires to subscribe for and purchase from the Company, certain common shares, no par value per share, of the Company (the “Common Shares”) with the rights and restrictions set forth herein.
NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Investor and the Company, intending to be legally bound, do hereby agree as follows:
1.Definitions.
1.1Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below:
“2014 Plan” has the meaning set forth in Section 4.3(a).
“2017 Plan” has the meaning set forth in Section 4.3(a).
“Affiliate” of a Person means any other Person which (directly or indirectly) is controlled by, controls, or is under common control with such Person. For purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person, shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and

“control” shall be presumed to exist if either of the following conditions is met: (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors or (b) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity.
“Aggregate Purchase Price” means $350,000,000.
“Agreement” has the meaning set forth in the Preamble.
“Biohaven Ireland” has the meaning set forth in the Recitals.
“Bioshin” has the meaning set forth in the Recitals.
“Business Day” means a day other than (a) a Saturday or a Sunday, or (b) a bank or other public holiday in the State of New York, United States or the British Virgin Islands.
“Chosen Court” has the meaning set forth in Section 11.1.
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Code” has the meaning set forth in Section 4.16.
“Collaboration Agreement” has the meaning set forth in the Recitals.
“Common Shares” has the meaning set forth in the Recitals.
“Company Disclosure Schedule” has the meaning set forth in Section 4.
“Company SEC Documents” has the meaning set forth in Section 4.
“Cross Receipt” has the meaning set forth in Section 3.2(a).
“DOJ” means the U.S. Department of Justice.
“Effect” has the meaning set forth in the definition of “Material Adverse Effect”.
“Enforceability Exceptions” has the meaning set forth in Section 4.2(b).
“Environmental Laws” has the meaning set forth in Section 4.19.
“Equity Distribution Agreement” means that certain Equity Distribution Agreement by and between the Company and Goldman Sachs & Co. LLC, Piper Sandler & Co., SVB Leerink LLC, Canaccord Genuity LLC, Mizuho Securities USA LLC, Wedbush Securities Inc., and William Blair & Company, L.L.C., dated as of December 23, 2020.
“Exchange Act” means the Securities Exchange Act of 1934.

“FTC” means the U.S. Federal Trade Commission.
“GAAP” means the U.S. generally accepted accounting principles, consistently applied.
“Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial, county, or other political subdivision, agency or other body, domestic or foreign or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, tribunal or other entity).
“Hazardous Materials” has the meaning set forth in Section 4.19.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“HSR Filing” means any filings by the Company and the Investor with the FTC and the Antitrust Division of the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in the this Agreement and the Other Transaction Agreements, together with all required documentary attachments thereto.
“Intellectual Property” has the meaning set forth in Section 4.17.
“Investor” has the meaning set forth in the Recitals.
“IT Systems and Data” has the meaning set forth in Section 4.20.
“Law” or “Laws” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any Governmental Authority that may be in effect from time to time, including for clarity any applicable rules, regulations and other requirements of any regulatory authority that may be in effect from time to time.
“Material Adverse Effect” means any change, event or occurrence (each, an “Effect”) that, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the material adverse event, has had, or is reasonably expected to have, a material adverse effect on the business, properties, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided that in no event shall any of the following, alone or in combination, be deemed to constitute or be taken into account in determining whether a Material Adverse Effect has occurred:
    (i) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates,
    (ii) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles in the United States or interpretations thereof,
    (iii) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism,

    (iv) earthquakes, hurricanes, floods or other natural disasters, epidemics, pandemics or disease outbreaks (including the COVID-19 pandemic), or any escalation or worsening thereof,
    (v) the announcement or pendency of the Transaction or the transactions contemplated by the Other Transaction Agreements, or the identity of the Investor or any of its Affiliates in connection with the Transaction or as a participant in the Other Transaction Agreements,
    (vi) any change in the Company’s stock price or trading volume or any failure to meet internal projections or forecasts or published revenue or earnings projections of industry analysts (provided that the underlying events giving rise to any such change shall not be excluded), or
    (vii) any breach, violation or non-performance by the Investor or any of its Affiliates under this Agreement or the Other Transaction Agreements, provided, however, that the Effects excluded in clauses (i), (ii), (iii) and (iv) shall only be excluded to the extent such Effects are not disproportionately adverse on the Company and its Subsidiaries as compared to other companies operating in the biotechnology or biopharmaceutical industries.
“Material Contract” means any contract, instrument or other agreement to which the Company is a party or by which it is bound which is material to the business of the Company, including those that have been filed or were required to have been filed as an exhibit to the Company Reports pursuant to Item 601(b)(2), (b)(4) and (b)(10) of Regulation S-K.
“Modified Clause” has the meaning set forth in Section 11.6.
“Other Transaction Agreements” means the Collaboration Agreement and the Sublicense Agreement.
“Party” has the meaning set forth in the Recitals.
“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, Governmental Authority, association or other entity.
“Personal Information” has the meaning set forth in Section 4.21.
“Pfizer Ireland” has the meaning set forth in the Recitals.
“Purchased Shares” has the meaning set forth in Section 2.1.
“Requisite Consents” has the meaning set forth in Section 4.7.
“Rule 144” has the meaning set forth in Section 5.9.
“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.
“Signing Date” has the meaning set forth in the Preamble.
“SLAP” has the meaning set for in Section 4.7.
“Sublicense Agreement” has the meaning set forth in the Recitals.
“Subsidiaries” means with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the specified Person or one or more of its Subsidiaries.
“Termination Date” means August 9, 2022.
“Termination Fee” has the meaning set forth in Section 9.2(b).
“Third Party” means any Person other than the Investor, the Company or any of their respective Affiliates.
“Transaction” means the issuance and sale of the Purchased Shares by the Company, and the purchase of the Purchased Shares by the Investor, and the other transactions contemplated by this Agreement, in accordance with the terms hereof.
“Transfer Agent” means the Company’s transfer agent.
“Transfer Agent Instructions” has the meaning set forth in Section 3.2(a).
“USPTO” has the meaning set forth in Section 4.17.
1.2Interpretation.
(a)The Preamble, and all Recital, Article, Section, Subsection, Schedule and Exhibit references used in this Agreement are to the preamble, recitals, articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified herein or context otherwise requires.
(b)The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.
(c)Except as otherwise expressly provided herein, for purposes of this Agreement: (a) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (b) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (c) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “including without limitation”; (d) the word “or” is not exclusive; (e) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; (f) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb); and (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.
(d)Except as otherwise expressly provided herein, the term “dollars” and the symbol “$” mean United States Dollars.
(e)When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days, shall refer to calendar days unless Business Days are specified.
(f)All references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement as of the applicable date or during the applicable period of time, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision as of the applicable date or during the applicable period of time and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith by a Governmental Authority.
(g)The Company has or may have set forth information in the Company Disclosure Schedule that corresponds to a section of this Agreement to which it relates. The fact that any item of information is disclosed in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face. The mere inclusion of an item in either the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.
2.Purchase and Sale of Common Shares.
2.1Closing. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue and sell to the Investor and the Investor shall purchase from the Company, 2,022,581 shares of Common Shares (the “Purchased Shares”) for the Aggregate Purchase Price.
3.Closing Date; Deliverables.
3.1Closing Date. The closing of the Transaction (the “Closing”) shall take place remotely via the exchange of documents and signatures at 9:00 a.m. New York City time on the second (2nd) Business Day following the satisfaction or waiver of all of the conditions set forth in Sections 6, 7, and 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction at such time of such conditions), or at such other time, date, and location as the Parties may agree. The date the Closing occurs is hereinafter referred to as the “Closing Date”.
3.2Deliverables.
(a)Deliverables by the Company. At the Closing, the Company shall deliver, or cause to be delivered, to the Investor the Purchased Shares in book-entry form, and the Company shall instruct the Transfer Agent to register such issuance in the name of the Investor in the transfer books of the Company at the time of such issuance (the “Transfer Agent Instructions”). The Company shall also deliver to the Investor at the Closing: the certificate set forth in Section 6.5; (i) a duly executed cross receipt in form and substance reasonably satisfactory to each Party (the “Cross Receipt”); (ii) a legal opinion of the Company’s British Virgin Islands counsel substantially in the form previously made available to the Investor; and (iii) a copy of the Transfer Agent Instructions.
(b)Deliverables by the Investor. At the Closing, the Investor shall deliver, or cause to be delivered, to the Company, (i) the Aggregate Purchase Price by wire transfer of immediately available United States funds to an account designated by the Company; (ii) the certificate set forth in Section 7.3; and (iii) a duly executed Cross Receipt. The Company shall notify the Investor in writing of the wiring instructions for such account not less than two (2) Business Days before the Closing Date.
4.Representations and Warranties of the Company.
    Except as set forth (i) in any reports, forms, proxy statements, registration statements and other statements, certifications and documents filed with or furnished to the SEC pursuant to the Exchange Act or the Securities Act by the Company (including notes, exhibits and schedules thereto and all other information incorporated by reference and any amendments and supplements thereto) (collectively, the “Company SEC Documents”) on or after January 1, 2021 and prior to the Signing Date, but excluding, in each case, any disclosures set forth or referenced in any risk factor, forward-looking statement, quantitative and qualitative disclosures about market risk section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature, or (ii) in the disclosure letter delivered to the Investor by the Company prior to or concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to the Investor that:
4.1Organization, Good Standing and Qualification. The Company (a) is duly organized, validly existing and in good standing under the laws of the British Virgin Islands, (b) is duly qualified to do business and is in good standing in each jurisdiction in which ownership or lease of property or the conduct of its business requires such qualification, and (c) has all power and authority necessary to own or hold its properties and to conduct the business in which it is engaged, except, in clauses (b) and (c), where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect.
4.2Authorization.
(a)The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transaction has been duly authorized and validly taken, and no further consent or authorization of the Company, its board of directors or its shareholders is required.
(b)This Agreement has been duly executed and delivered by the Company, and upon the due execution and delivery of this Agreement by the Investor, this Agreement will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by equitable principles relating to enforceability (collectively, the “Enforceability Exceptions”).
4.3Capitalization and Voting Rights.
(a)As of the Signing Date, the authorized capital of the Company consists of (i) 200,000,000 Common Shares, (ii) 3,992 shares of Series A preferred stock, of no par value, (iii) 3,992 shares of Series B preferred stock, of no par value and (iv) 9,992,016 shares of undesignated preferred stock, of no par value. As of November 5, 2021, (A) 65,501,261 Common Shares are issued and outstanding, (B) 2,377,250 Common Shares are issuable upon the exercise of outstanding stock options or upon the settlement of other outstanding equity awards pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”), (C) no Common Shares are reserved for future issuance pursuant to the 2014 Plan, (D) 7,235,064 Common Shares are issuable upon the exercise of outstanding stock options or upon the settlement of other outstanding equity awards pursuant to the Company’s 2017 Equity Incentive Plan (the “2017 Plan”), (E) 1,511,633 Common Shares are reserved for future issuance pursuant to the 2017 Plan, (F) 2,005,199 Common Shares are reserved for future issuance pursuant to the Company’s 2017 Employee Share Purchase Plan, (G) Common Shares having an aggregate value of $318,717,104 may be issued pursuant to the Equity Distribution Agreement from time to time, in “at the market” offerings or certain negotiated transactions, (H) 2,027 shares of Series A preferred stock, convertible into a maximum of 1,388,508 Common Shares are issued and outstanding, and (I) 1,053 shares of Series B preferred stock, convertible into a maximum of 639,344 Common Shares are issued and outstanding. All of the issued and outstanding Common Shares have been duly authorized and are validly issued, fully paid and nonassessable.
(b)Except as described or referred to in Section 4.3(a) above, as of the Signing Date, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants, options, agreements, arrangements or commitments that obligate the Company to issue or sell any shares of capital stock or any securities or obligations convertible into, exchangeable for or giving any Person a right to subscribe for or acquire any shares of capital stock or other equity interest in the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(c)Except as disclosed in the Company SEC Documents and Section 4.3(c) of the Company Disclosure Schedule, as of the Signing Date, the Common Shares are not subject to any voting trust agreements, proxies, or other contracts with respect to the voting, purchase, registration, repurchase, dividend rights, disposition or transfer of the Common Shares.
(d)The Common Shares are registered pursuant to Section 12(b) of the Exchange Act, and, as of the Signing Date, the Company has not received any notification that the SEC is contemplating terminating such registration.
4.4Subsidiaries. As of the Signing Date, the Company does not own or control, directly or indirectly, any Subsidiary other than the Subsidiaries listed on Section 4.4 of the Company Disclosure Schedule. All the outstanding shares of capital stock or other equity interests of each Subsidiary owned, directly or indirectly, by the Company have been duly authorized and validly issued, are fully paid and non-assessable (except, in the case of any foreign Subsidiary, for directors’ qualifying shares) and are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party.
4.5No Defaults. Neither the Company nor any of its Subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, lease, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; or (iii) in violation of any Law, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.
4.6No Conflicts. Assuming receipt of the Requisite Consents, neither the execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, nor the issuance and sale of the Purchased Shares, will contravene, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) any provision of applicable Law, (ii) the Memorandum and Articles of Association of the Company, (iii) any Material Contract, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or its Subsidiaries, except, in the cases of clauses (i), (iii) and (iv) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect.
4.7No Governmental Authority or Third Party Consents. No consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or Governmental Authority or regulatory authority is required for the execution, delivery and performance by the Company of this Agreement or the issuance and sale of the Purchased Shares, except (i) such filings as may be required to be made with the SEC and with any state blue sky or securities regulatory authority, which filings shall be made in a timely manner in accordance with all applicable Laws, (ii) as may be required pursuant to the HSR Act and (iii) with respect to the Purchased Shares, as may be required by the New York Stock Exchange, which may include a Supplemental Listing Application (the “SLAP”) (clauses (i) through (iii), the “Requisite Consents”).
4.8Valid Issuance of Shares. When issued, sold and delivered at the Closing in accordance with the terms hereof for the Aggregate Purchase Price, the Purchased Shares shall be duly authorized, validly issued, fully paid and nonassessable, free from any liens, encumbrances or restrictions on transfer, including preemptive rights, rights of first refusal or other similar rights, other than as arising pursuant to this Agreement, as a result of any action by the Investor or under federal or state securities Laws.
4.9Company SEC Documents; Financial Statements; New York Stock Exchange.

(a)Since January 1, 2021, the Company has timely filed all Company SEC Documents required to be filed by it under the Securities Act and the Exchange Act, and any required amendments to any of the foregoing, with the SEC. As of their respective filing dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and no Company SEC Documents when filed, declared effective or mailed, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)As of the Signing Date, (i) there are no outstanding or unresolved comments in comment letters received from the SEC or its staff and (ii) the Company has not been notified that any of the Company SEC Documents is the subject of an ongoing SEC review or outstanding investigation.
(c)The financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in its quarterly report on Form 10-Q for the quarterly period ended September 30, 2021 present fairly in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise disclosed therein and, in the case of unaudited, interim financial statements, subject to normal year-end audit adjustments and the exclusion of certain footnotes, and any supporting schedules included in the Company SEC Documents present fairly in all material respects the information required to be stated therein.
(d)As of the Signing Date, the Company has not received any notification that the New York Stock Exchange is contemplating terminating the listing of the Common Shares.
(e)No stop order or suspension of trading of the Common Shares has been imposed by the New York Stock Exchange, the SEC or any other Governmental Authority and remains in effect.

(f)The Company has established a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that has been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, but not limited to, internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) interactive data in eXtensible Business Reporting Language included in the Company SEC Documents fairly presents the information called for in all material respects and is prepared in accordance with the SEC’s rules and guidelines applicable thereto. Except as disclosed in the Company SEC Documents, there are no material weaknesses in the Company’s internal controls. As of the Signing Date, the Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which have adversely affected or are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
4.10Absence of Certain Changes. Except as disclosed in the Company SEC Documents, since June 30, 2021 until the date of this Agreement, (i) the Company and each of its Subsidiaries has conducted its business operations in all material respects in the ordinary course of business consistent with past practice (other than in connection with this Agreement and the Other Transaction Agreements); (ii) there has not been a Material Adverse Effect, or any development that would reasonably be expected to result in a Material Adverse Effect, on the Company and its Subsidiaries, taken as a whole; (iii) neither the Company nor any of its Subsidiaries has sustained any loss or interference with its business that is material to the Company and its Subsidiaries taken as a whole and that is either from fire, explosion, flood or other calamity that is not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or Governmental Authority or regulatory authority, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iv) the Company has not filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other Laws and, in any such case involving an involuntary proceeding, such proceeding shall not have been dismissed or stayed for sixty (60) consecutive days.
4.11Offering. Subject to, and in reliance on, the representations, warranties and covenants made herein by the Investor, the issuance and sale of the Purchased Shares in accordance with the terms and on the bases of the representations and warranties set forth in this

Agreement, may be issued and sold without registration under the Securities Act pursuant to Section 4(a)(2).
4.12Investment Company. The Company is not and, immediately after giving effect to the offering and sale of the Purchased Shares, will not be required to register as an “investment company” within the meaning of the Investment Company Act of 1940.
4.13No Integration. The Company has not, directly or through any agent, sold, offered for sale or solicited offers to buy any security (as defined in the Securities Act) of the Company that is or will be integrated with the sale of the Purchased Shares in a manner that would require registration of the issuance of the Purchased Shares to the Investor under the Securities Act.
4.14No General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Purchased Shares by any form of general solicitation or general advertising. The Company has offered the Purchased Shares for sale only to the Investor.
4.15Litigation. Except as would not, individually or in the aggregate, result in a Material Adverse Effect, as of the date of this Agreement, there is no claim, action, suit, arbitration or similar proceeding or investigation, pending against, or to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, or any of their respective properties.
4.16Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries each (i) has timely filed all federal, state, local and foreign tax returns required to be filed by it, and all such returns were true, complete and correct, and (ii) has paid all federal, state, local and foreign taxes due and payable, for which it is liable, including, without limitation, all sales and use taxes and all taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts owing to employees, creditors and third parties. The Company and its Subsidiaries do not have any tax deficiency or claims outstanding or assessed or, to its knowledge, proposed against any of them, except those that would not, individually or in the aggregate, have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of any tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional tax for any years not finally determined, except to the extent of any inadequacy that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the United States Internal Revenue Code of 1986, as amended (the “Code”). Neither the Company nor any of its subsidiaries is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and U.S. Treasury Regulation § 1.6011-4(b)(2).
4.17Intellectual Property. Except as would not, individually or in the aggregate, result in a Material Adverse Effect, the Company and its Subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent applications, patent rights, licenses, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, domain names, technology or other intellectual property (collectively, “Intellectual Property”) necessary for the conduct of their respective businesses as currently conducted. Neither the Company nor any of its Subsidiaries has received any written notice of any pending or, to the knowledge of Company, threatened, action, suit, proceeding or claim by others challenging the Company’s or its Subsidiaries’ rights in or to any such Intellectual Property or is otherwise aware of any infringement, misappropriation, violation of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would result in a Material Adverse Effect. To the Company’s knowledge, no employee of the Company or its Subsidiaries is in violation of the term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment or actions undertaken by the employee while employed with the Company or its Subsidiaries, except as such violation would not result in a Material Adverse Effect. Except as would not, individually or in the aggregate, result in a Material Adverse Effect, all patents and patent applications owned by or licensed to the Company or its Subsidiaries, under which the Company or its Subsidiaries has rights, and which are necessary for the conduct of their respective businesses as currently conducted have, to the knowledge of the Company, been duly and properly filed and maintained. Except as would not, individually or in the aggregate, result in a Material Adverse Effect, to the Company’s knowledge, the parties prosecuting such applications have complied with their duty of candor and disclosure to U.S. Patent and Trademark Office (the “USPTO”) in connection with such applications; and the Company is not aware of any facts required to be disclosed to the USPTO that were not disclosed to the USPTO and which would preclude the grant of a patent in connection with any such application or would reasonably be expected to form the basis of a finding of invalidity with respect to any patents that have issued with respect to such applications.
4.18Tests and Preclinical and Clinical Trials. Except as would not, individually or in the aggregate, result in a Material Adverse Effect, to the knowledge of the Company as of the date of this Agreement, the studies, tests and preclinical and clinical trials conducted by or on behalf of the Company or its Subsidiaries, were and, if still ongoing, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all permits and licenses and applicable Laws including, as applicable, without limitation, the Federal Food, Drug and Cosmetic Act of 1938, as amended, and the rules and regulations promulgated thereunder. The descriptions of the results of such studies, tests and trials contained in the Company SEC Documents are, to the Company’s knowledge, accurate and complete in all material respects and fairly present the data derived from such studies, tests and trials, except to the extent disclosed in the Company SEC Documents. Except to the extent disclosed in the Company SEC Documents or as would not, individually or in the aggregate, result in a Material Adverse Effect, (i) the Company is not aware of any studies, tests or trials, the results of which the Company believes reasonably call into question the study, test, or trial results described or referred to in the Company SEC

Documents when viewed in the context in which such results are described and the clinical state of development; and (ii) the Company and its Subsidiaries have not received any notices or correspondence from the United States Food and Drug Administration, any regulatory agencies or any other Governmental Authorities requiring the termination or suspension of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company or its Subsidiaries, other than ordinary course communications with respect to modifications in connection with the design and implementation of such trials.
4.19Environmental Matters. Except as described in the Company SEC Documents or would not, individually or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries is in violation of any Law, including any administrative order, consent or decree, relating to pollution or protection of human health as it relates to Hazardous Materials exposure, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its Subsidiaries have all permits, authorizations and approvals required for their operations as presently conducted under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating to any Environmental Law against the Company or any of its Subsidiaries and (D) to the knowledge of the Company there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or Governmental Authority, against or affecting the Company or any of its Subsidiaries relating to Hazardous Materials.
4.20IT Systems. Except as would not, individually or in the aggregate, result in a Material Adverse Effect, to the Company’s knowledge, there has been no material security breach or other material compromise of any of the Company’s and its Subsidiaries’ information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”). Except as would not, individually or in the aggregate, result in a Material Adverse Effect, the Company and its Subsidiaries have (i) not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in any security breach or other material compromise to its IT Systems and Data; (ii) complied, and are presently in compliance with, all applicable Laws or any judgment, order, rule or regulation of any court or arbitrator or Governmental Authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification; and (iii) implemented appropriate backup and disaster recovery technology.
4.21Privacy Laws. Except as would not, individually or in the aggregate, result in a Material Adverse Effect, (a) in its collection, storage, use and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable laws (collectively “Personal Information”) by or on behalf of the Company, the Company is and has been, to the Company’s knowledge, in compliance in all material respects with (i) all applicable laws (including, without limitation, laws relating to privacy, data security, telephone and text message communications, and marketing by email or other channels) in all relevant jurisdictions, (ii) the Company’s written privacy policies and public written statements regarding the Company’s privacy or data security practices, and (iii) the requirements of any contract codes of conduct or industry standards by which the Company is bound; (b) the Company maintains and has maintained reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure; (c) the Company is in compliance in all material respects with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder; and (d) the Company is and has been, to the Company’s knowledge, in compliance in all material respects with all applicable laws relating to data loss, theft and breach of security notification obligations.
4.22Transactions With Affiliates and Employees. There are no business relationships or related-party transactions involving the Company, its Subsidiaries or any other Person required by the Securities Act to be described in the Company SEC Documents that have not been described as required.
4.23Brokers’ or Finders’ Fees. Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its Subsidiaries for a brokerage commission, finder’s fee or like payment in connection with the Transaction.
4.24No Other Representations or Warranties; Non-Reliance. Except for the express written representations and warranties made by the Company in this Section 4, neither the Company nor any other Person makes any express or implied representation or warranty regarding the Company or any of its Subsidiaries or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective representatives in connection with this Agreement or the Transaction, and the Company and the Investor expressly disclaim any other representations or warranties and the Investor acknowledges and agrees that it has relied solely on the results of its and its Affiliates’ and their respective representatives’ independent investigations, and neither the Investor nor any of its Affiliates or representatives has relied on and none are relying on any representations or warranties regarding the Company or any of its Subsidiaries or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective representatives in connection with this Agreement or the Transaction, other than the express written representations and warranties expressly set forth in this Section 4 and in any instrument or other document delivered pursuant to this Agreement.

5.Representations and Warranties of the Investor.
The Investor hereby represents and warrants to the Company that:
5.1Organization; Good Standing. The Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Investor has all requisite power and authority to enter into this Agreement, to purchase the Purchased Shares and to perform its obligations under and to carry out the Transaction.
5.2Authorization.
(a)The Investor has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the consummation by it of the Transaction has been duly and validly taken.
(b)This Agreement has been duly executed and delivered by the Investor, and upon the due execution and delivery of this Agreement by the Company, this Agreement will constitute valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with its terms, subject to the Enforceability Exceptions.
5.3No Conflicts. The execution, delivery and performance of this Agreement, the subscription for and purchase of the Purchased Shares and the consummation of the Transaction will not contravene, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) any provision of applicable Law, (ii) the charter or by-laws or similar organizational documents of the Investor, (iii) any material agreement, indenture or instrument to which the Investor is a party, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Investor, except, in the cases of clauses (i), (iii) and (iv) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a material adverse effect on the Investor’s ability to perform its obligations or consummate the Transaction in accordance with the terms of this Agreement.
5.4No Governmental Authority or Third Party Consents. No consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or Governmental Authority or regulatory authority is required for the execution, delivery and performance by the Investor of this Agreement or the subscription for and purchase of the Purchased Shares, except as may be required pursuant to the HSR Act.
5.5Purchase Entirely for Own Account. The Investor acknowledges that the Purchased Shares shall be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation or otherwise distributing the Purchased Shares. The Investor can bear the economic risk of an investment in the Purchased Shares indefinitely and a total loss with respect to such investment. The Investor does not have and will not have as of the Closing any contract, undertaking, agreement, arrangement or understanding with any Person to sell, transfer or grant participation to a Person any of the Purchased Shares.

5.6Investment Experience and Accredited Investor Status. The Investor is an “accredited investor” (as defined in Regulation D under the Securities Act). The Investor has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Purchased Shares to be purchased hereunder.
5.7Acquiring Person. As of the Signing Date, neither the Investor nor any of its Affiliates beneficially owns, and immediately prior to the Closing, neither the Investor nor any of its Affiliates will beneficially own (as determined pursuant to Rule 13d-3 under the Exchange Act without regard for the number of days in which a Person has the right to acquire such beneficial ownership, and without regard to the Investor’s rights under this Agreement), any securities of the Company, except for securities that may be beneficially owned by either (i) employee benefit plans of the Investor or any of its Affiliates or (ii) any executive officer or director of the Investor.
5.8No Inducement or General Solicitation. The Investor was not induced to participate in the offer and sale of the Purchased Shares by the filing of any registration statement in connection with any public offering of the Company’s securities, and the Investor’s decision to purchase the Purchased Shares hereunder was not influenced by the information contained in any such registration statement. The Investor did not learn of the investment in the Purchased Shares as a result of any general solicitation or general advertising.
5.9Restricted Securities. The Investor understands that the Purchased Shares, when issued, shall be “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws the Purchased Shares may be resold without registration under the Securities Act only in certain limited circumstances. The Investor represents that it is familiar with Rule 144 of the Securities Act (“Rule 144”), as presently in effect. The Investor understands that the Purchased Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws and the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Investor set forth in this Agreement in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Purchased Shares.
5.10Legends. The Investor understands that any certificates representing the Purchased Shares shall bear the following legends:
(a)“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE SECURITIES ACT.”;
(b)any legend required by applicable state securities Laws; and

(c)“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND SHALL BE TRANSFERABLE ONLY UPON THE TERMS AND CONDITIONS OF A SUBSCRIPTION AGREEMENT DATED AS OF NOVEMBER 9, 2021 BY AND BETWEEN BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD. AND PFIZER INC., A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.”
5.11Financial Assurances. As of the Signing Date, the Investor has, and as of the Closing Date, the Investor will have, access to cash in an amount sufficient to pay to the Company the Aggregate Purchase Price.
5.12No Advice. The Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Purchased Shares constitutes legal, tax or investment advice. The Investor has consulted each such legal, tax and investment advisor as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Purchased Shares.
5.13Broker’s or Finders’ Fees. There is no broker, investment banker, financial advisor, finder or other person which has been retained by or is authorized to act on behalf of the Investor who might be entitled to any fee or commission for which the Company will be liable in connection with the execution of this Agreement and the consummation of the Transaction.
5.14Access and Information; Due Diligence. The Investor has received or has had full access to all the information from the Company and its management that the Investor considers necessary or appropriate for deciding whether to consummate the Transaction, including having the opportunity to ask questions and receive answers from the Company. The Investor has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, and, in making their determination to proceed with the Transaction, the Company and each of its Affiliates has relied solely on the results of such independent investigation and verification and on the representations and warranties of the Company expressly and specifically set forth in Section 4.
5.15No Other Representations or Warranties; Non-Reliance. Except for the express written representations and warranties made by the Investor in this Section 5, neither the Investor nor any other Person makes any express or implied representation or warranty regarding the Investor or any of its Subsidiaries or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective representatives in connection with this Agreement or the Transaction, and the Investor and the Company expressly disclaim any other representations or warranties and the Company acknowledges and agrees that it has relied solely on the results of its and its Affiliates’ and their respective representatives’ independent investigations, and neither the Company nor any of its Affiliates or representatives has relied on and none are relying on any representations or warranties regarding the Investor or any of its Subsidiaries or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective representatives in connection with this Agreement or the Transaction, other than the express written representations and warranties expressly set forth in this Section 5 and in any instrument or other document delivered pursuant to this Agreement.
6.Investor’s Conditions to Closing.
The Investor’s obligation to consummate the Transaction is subject to the fulfillment as of the Closing of the following conditions (unless waived in writing by the Investor):
6.1Representations and Warranties. (a) The representations and warranties made by the Company in Sections 4.1 (Organization, Good Standing and Qualification), 4.2 (Authorization), 4.8 (Valid Issuance of Shares) and 4.11(Offering) of this Agreement shall be true and correct in all material respects as of the Signing Date and as of the Closing Date as though made on and as of such date (other than such representations and warranties which by their express terms are made as of a particular date, which shall be true and correct in all material respects as of such date); and (b) all other representations and warranties made by the Company in Section 4 shall be true and correct as of the Signing Date and as of the Closing Date as though made on and as of such date (other than such representations and warranties which by their express terms are made as of a particular date, which shall be true and correct as of such date), except where the failure of any such representations and warranties to be so true and correct would not reasonably be expected to have a Material Adverse Effect.
6.2Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.
6.3Listing. The Company shall have submitted the SLAP to, and received any authorization required in connection with the Transaction from, the New York Stock Exchange.
6.4No Material Adverse Effect. From and after the Signing Date until the Closing Date, there shall have occurred no event that has caused, or would reasonably be expected to cause, a Material Adverse Effect.
6.5Company Closing Certificate. The Investor shall have received at the Closing a certificate signed on behalf of the Company by a duly authorized officer of the Company (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability), certifying that the conditions set forth in Sections 6.1, 6.2, 6.3, and 6.4 have been satisfied.
7.The Company’s Conditions to Closing.
The Company’s obligation to issue and sell the Purchased Shares at the Closing is subject to the fulfillment as of the Closing of the following conditions (unless waived in writing by the Company):
7.1Representations and Warranties. The representations and warranties made by the Investor in Section 5 hereof shall be true and correct in all material respects as of the Signing Date and as of the Closing Date as though made on and as of such Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date.
7.2Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by the Investor on or prior to the Closing Date shall have been performed or complied with in all material respects.
7.3Investor Closing Certificate. The Company shall have received at the Closing a certificate signed on behalf of the Investor by a duly authorized officer of the Investor (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability), certifying that the conditions set forth in Sections 7.1 and 7.2 have been satisfied.
8.Mutual Conditions to Closing.
The obligations of the Investor and the Company to consummate the Closing are subject to the fulfillment as of the Closing Date of the following conditions:
8.1Expiration of Waiting Period. Any filings required under the HSR Act in connection with this Agreement shall have been made and the required waiting period shall have expired or been terminated as of the Closing Date.
8.2No Prohibition. No provision of any applicable Law and no judgment, injunction (temporary, preliminary or permanent), order or decree that prohibits, makes illegal or otherwise restrains or prohibits the consummation of the Transaction shall be in effect.
8.3Other Transaction Agreements. The Antitrust Clearance Date (as defined in the Collaboration Agreement) has occurred, and each of the Other Transaction Agreements is in full force and effect as of the Closing Date.
9.Termination.
9.1Ability to Terminate. This Agreement may be terminated at any time prior to the Closing by:
(a)mutual written consent of the Company and the Investor;
(b)either the Company or the Investor, upon written notice to the other, if the Closing has not occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the Transaction prior to the Termination Date;
(c)the Company, upon written notice to the Investor, so long as the Company is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 6.1, 6.2, 6.3, 6.4 or 6.5 hereof, as applicable, could not be satisfied by the Termination Date, (i) upon a material breach of any covenant or agreement on the part of the Investor set forth in this Agreement, or (ii) if any representation or warranty of the Investor shall have been or become untrue, in each case such that any of the conditions set forth in Section 7.1, 7.2 or 7.3 hereof, as applicable, could not be satisfied and such breach or failure to be true is not curable prior to the Termination Date, or if curable prior to the Termination Date, has not been cured within the earlier of (x) thirty (30) days after the giving of written notice of such breach or failure by the Company to the Investor and (y) three (3) Business Days prior to the Termination Date; or
(d)the Investor, upon written notice to the Company, so long as the Investor is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 7.1, 7.2 or 7.3 hereof, as applicable, could not be satisfied by the Termination Date, (i) upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or (ii) if any representation or warranty of the Company shall have been or become untrue, in each case such that any of the conditions set forth in Section 6.1, 6.2, 6.3, 6.4 or 6.5 hereof, as applicable, could not be satisfied and such breach or failure to be true is not curable prior to the Termination Date, or if curable prior to the Termination Date, has not been cured within the earlier of (x) thirty (30) days after the giving of written notice of such breach or failure by the Investor to the Company and (y) three (3) Business Days prior to the Termination Date.
9.2Effect of Termination.
(a)In the event of the termination of this Agreement pursuant to Section 9.1 hereof, this Agreement (except for this Section 9.2 and Section 11 hereof, and any definitions set forth in this Agreement and used in such sections) shall forthwith become void and have no effect, without any liability on the part of any Party hereto or its Affiliates; provided, however, that nothing contained in this Section 9.2 shall relieve any Party from liability for any intentional or willful breach of this Agreement.
(b)In the event that this Agreement is terminated by either Party pursuant to Section 9.1(b), and at the time of such termination, (i) the mutual condition to the Closing set forth in Section 8.1 has not been satisfied and (ii) the Antitrust Clearance Date (as defined in the Collaboration Agreement) has occurred and the Collaboration Agreement is in full force and effect, then the Investor shall pay the Company a termination fee (the “Termination Fee”) of $70,000,000, by wire transfer of immediately available funds to the account or accounts designated by the Company, within two (2) Business Days after such termination. In the event the termination fee payable pursuant to this Section 9.2(b) is paid to the Company, the Company’s receipt of the termination fee shall be the sole and exclusive remedy of the Company in respect of any breach of, or inaccuracy contained in, the Investor’s covenants, agreements, representations or warranties in this Agreement; provided, that the foregoing shall not relieve the Investor from any liability for any intentional or willful breach of this Agreement.
10.Additional Covenants and Agreements.
10.1Market Listing. From the Signing Date through the Closing Date, the Company shall use all reasonable best efforts to (i) maintain the listing and trading of the Common Shares on the New York Stock Exchange and (ii) effect the listing of the Purchased Shares on the New York Stock Exchange, including submitting the SLAP to the New York Stock Exchange in the event the Company determines that such a submission is required pursuant to the rules and regulations of the New York Stock Exchange.
10.2Notification under the HSR Act. Subject to the terms and conditions hereof, each Party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to, as promptly as practicable under applicable Law, consummate and make effective the Transaction, including using commercially reasonable efforts to obtain or make all necessary or appropriate filings required under the HSR Act or applicable Law and to prevent or lift any injunction or other legal bar to the consummation of the Transaction as promptly as practicable after the date of this Agreement. Each Party shall as soon as practicable after the Signing Date but no later than fifteen (15) Business Days of the Signing Date (or such later time as may be agreed to in writing by the Parties), file with the FTC and the Antitrust Division of the DOJ or any other applicable Governmental Authority, any HSR Filing required of it under the HSR Act or any notifications or other filings required to be filed under any other Law in the reasonable opinion of either Party with respect to the Transaction. The Investor and the Company each will use commercially reasonable efforts to provide any supplemental information that may be requested in connection therewith pursuant to the HSR Act, which notification and report forms and supplemental information will comply in all material respects with the requirements of the HSR Act. The Investor and the Company shall (i) use commercially reasonable efforts to respond as promptly as practicable to any inquiries or requests for documentation or information or any request for additional information (a “second request”) received from the FTC or the DOJ and to all similar inquiries and requests received from any other Governmental Authority, and (ii) use commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Authority with respect to the Transaction under the HSR Act and all other applicable competition Laws and to cause the waiting periods, approvals or other requirements under the HSR Act and all other applicable competition Laws to terminate or expire or be obtained prior to the Termination Date. None of the Parties shall knowingly take, cause or permit to be taken any action which such Party reasonably expects is likely to materially delay or prevent consummation of the Transaction. None of Investor or any of its Subsidiaries or Affiliates shall acquire or make any investment in any corporation, partnership, limited liability company or other business organization or any division or assets thereof, that would reasonably be expected to delay the satisfaction of the conditions contained in Section 8.1 or materially delay or prevent the consummation of the Transaction. Each Party shall consult with the other Party and consider in good faith the views of the other Party prior to entering into any agreement, arrangement, undertaking or understanding (oral or written) with any Governmental Authority relating to any competition Laws with respect to the Transactions; provided, that the final determination as to the appropriate course of action shall be made by the Investor. The Parties shall use commercially reasonable efforts to cooperate with one another to the extent necessary in the preparation of any such HSR Filing. Each Party shall be responsible for its own costs and expenses associated with any HSR Filing; provided, however, that the Investor shall be solely responsible for paying any filing fees required to be paid to any Governmental Authority in connection with making any such HSR Filing.
10.3Assistance and Cooperation. Prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction, including using reasonable best efforts to: (i)  obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any); (ii)  obtain all necessary consents, approvals or waivers from Third Parties; and (iii) defend any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.
10.4Legend Removal.
(a)Certificates or book-entry shares, as applicable, evidencing the Purchased Shares shall not contain the legend set forth in Section 5.10(a): (i) following any sale of such Purchased Shares pursuant to Rule 144 or (ii) if such Purchased Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Purchased Shares and without volume or manner-of-sale restrictions under Rule 144.
(b)Certificates or book-entry shares, as applicable, evidencing the Purchased Shares shall not contain the legend set forth in Section 5.10(c) following any sale of such Purchased Shares pursuant to Rule 144; provided that any transfer described in this clause (b) shall have been in compliance with all applicable provisions of this Agreement.
(c)The Company agrees that at such time as any legend set forth in Section 5.10 is no longer required under this Section 10.4, the Company will, no later than three (3) Business Days following the delivery by the Investor to the Company or notice by the Investor to the Company of delivery by the Investor to the Transfer Agent of a certificate representing Purchased Shares issued with such legend, deliver or cause to be delivered to the Investor a certificate representing such Purchased Shares that is free from such legend, or, in the event that such shares are uncertificated, remove any such legend in the Company’s stock records. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in Section 5.10.
10.5Conduct of Business. During the period from the Signing Date until the Closing, except as consented to in writing by the Investor, the Company shall not (i) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or establish a record date for any of the foregoing, or (ii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to shareholders in their capacity as such, except pursuant to repurchases of equity pursuant to the terms of its equity compensation plans.

11.Miscellaneous.
11.1Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction. Any action brought, arising out of, or relating to this Agreement shall be brought in the United States District Court for the Southern District of New York (or if such court does not have subject matter jurisdiction, the courts of the State of New York located in New York County) (the “Chosen Court”). Each Party hereby irrevocably submits to the exclusive jurisdiction of said Court in respect of any claim relating to the validity, interpretation and enforcement of this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts, or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The Parties hereby consent to and grant the Chosen Court jurisdiction over such Parties and over the subject matter of any such claim and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 11.3 or in such other manner as may be permitted by Law, shall be valid and sufficient thereof.
11.2Waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any subsequent breach of the same or any other provision, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time. No delay or omission by a Party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.
11.3Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the addresses below and shall be (i) delivered personally, (ii) sent by registered or certified mail, return receipt requested, postage prepaid, (iii) sent via an internationally-recognized overnight courier service or (iv) sent by electronic mail, with a confirmation copy to be sent by registered or certified mail, return receipt requested, postage prepaid. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via an internationally-recognized overnight courier service or when transmitted with electronic confirmation of receipt, and if transmitted by electronic mail (if such transmission is made during regular business hours of the recipient on a Business Day; or otherwise, on the next Business Day following such transmission). Either Party may change its address by giving notice to the other Party in the manner provided above.

To the Investor:

Pfizer Inc.
235 East 42nd Street New York, NY 10017
Attention:	Andrew J. Muratore
Email:	Andrew.J.Muratore@pfizer.com

With a copy to:

Ropes & Gray LLP
Prudential Tower 800 Boylston St. Boston, MA 02199
Attention:	Zachary R. Blume
Email:	zachary.blume@ropesgray.com
To the Company:

Biohaven Pharmaceutical Holding Company Ltd.
215 Church Street New Haven, CT 06510
Attention:	Vladimir Coric, M.D.
Email:	vlad.coric@biohavenpharma.com

With a copy to:

Sullivan & Cromwell LLP
125 Broad Street New York, NY 10004
Attention:	Scott B. Crofton Nader A. Mousavi
Email:	croftons@sullcrom.com mousavin@sullcrom.com

11.4Entire Agreement. This Agreement, the Collaboration Agreement, and the Sublicense Agreement contain the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as specifically set forth in this Agreement, the Collaboration Agreement, and the Sublicense Agreement.
11.5Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the Investor and the Company.

11.6Severability. If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the Parties shall consult and make a good faith effort to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either Party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.
11.7Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party; provided, that the Investor may assign or transfer this Agreement without the Company’s consent (but with written notice to the other Party promptly following such assignment or transfer) to its Affiliates; provided, further that, in each case, no such assignment shall relieve the Investor of any of its obligations hereunder. Any permitted successor or assignee of rights or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 11.7 shall be null, void and of no legal effect.
11.8Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail, including Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered shall be deemed to be original signatures, shall be valid and binding upon the Parties, and, upon delivery, shall constitute due execution of this Agreement.
11.9Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any Party hereto. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any Party hereto.
11.10No Strict Construction. This Agreement has been prepared jointly and will not be construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.
11.11Survival of Warranties. The representations and warranties of the Company and the Investor contained in this Agreement shall survive the Closing for a period of eighteen (18) months.
11.12Remedies. The rights, powers and remedies of the Parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such Parties may have under any other agreement or Law. No single or partial assertion or exercise of any right, power or remedy of a Party hereunder shall preclude any other or further assertion or exercise thereof.
11.13Expenses. Subject to Section 10.2, each Party shall pay its own fees and expenses in connection with the preparation, negotiation, execution and delivery of this Agreement.
11.14Publicity. On or promptly following the Signing Date, the Parties will issue a press release, which will be substantially in the form attached to the Collaboration Agreement as Schedule 8.4. Thereafter, neither Party will make any public announcement regarding the terms of this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld, delayed or conditioned) and shall consult with the other prior to making any filings with any Third Party and/or any Governmental Authority (including any national securities exchange or interdealer quotation service) with respect thereto, except that each Party may make such disclosures without prior written consent as may be required by Law, by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority. In addition to the exceptions set forth in the preceding sentence, to the extent information regarding this Agreement has already been publicly disclosed, each Party (other than a Party that had caused such information to become publicly disclosed in breach of this Section 11.14) may subsequently disclose the same information to the public without the consent of the other Party, provided that such information remains accurate at the time of such subsequent disclosure.
11.15Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR ANY TORT CLAIMS ARISING HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.15 IS INTENDED TO OR SHALL LIMIT OR RESTRICT DAMAGES AVAILABLE IN THE CASE OF A PARTY’S FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT.
(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.
PFIZER INC.
By:        /s/ Deborah Baron
Name: Deborah Baron
Title: Senior Vice President
BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
By:        /s/ Jim Engelhart
Name: Jim Engelhart
Title: Chief Financial Officer

(Signature Page to Subscription Agreement)